CONFIDENTIAL

Code of Ethics
for

GUGGENHEIM PARTNERS ASSET
MANAGEMENT, LLC

January 7, 2010

Table of Contents

I.          OBJECTIVES OF THE CODE
                                                                                                                    1

 A.         Adoption of Code of Ethics by Guggenheim Partners Asset Management, LLC
1

 B.         Regulatory Requirement
1

 C.         Compliance with Applicable Law
1

 D.         Confidential Information
1

 E.         Avoiding Conflicts of Interest
1

 F.         Upholding the Spirit of the Code of Ethics
2

 II.       WHO IS SUBJECT TO THE CODE?
2

 A.         GPAM Employees, Officers and Directors
2

 III.     WHO ADMINISTERS THE CODE?
3

 A.         GPAM Chief Compliance Officer (“CCO”)
3

 B.         Financial Tracking Technology, LLC (“FTT”)
4

 IV.     FIDUCIARY DUTY TO CLIENTS
4

 A.         Comply with Applicable Law
4

 B.         Fiduciary Duty – Avoiding Conflicts and Safeguarding Information
5

 C.         Compliance with the Code of Ethics
5

 D.         Personal Interests
5

 E.         Maintaining the Best Interests of Clients
5

 F.        Confidentiality
5

 G.         Gifts and Entertainment
5

 H.         Outside Affiliations
6

 I.          Political Contributions
6

 J.          Personal Trading
7

 V.       REPORTING OF PERSONAL TRADING
7

 A.         Personal Investment Accounts
7

 B.         Electronic Personal Trading Reporting System
7

 C.         Which Investment Accounts Do Access Persons Need to Report?

 D.         Required Initial, Quarterly and Annual Reports
 9

 E.         New Investment Accounts
11

 VI.     PRE-CLEARANCE FOR PERSONAL TRADING
  11

 A.         What Trades Must Be Pre-Cleared?
 11

 B.         What Trades are Not Required to be Pre-Cleared?
  12

 C.         How Does Pre-Clearance Process Work?
   13

 VII.    TRADING RESTRICTIONS
 13

 A.         For All Trading
       13

 B.         Excessive Trading in Reportable Accounts
 13

 C.         Holding Periods for Certain Mutual Funds, Investment Companies
  14

  i

 VIII.   ANNUAL REVIEW
14

 IX.     RETENTION OF RECORDS
14

 INSIDER TRADING POLICY
17

 SUPPLEMENT #1:
20

 TRANSACTING IN THE GUGGENHEIM/CLAYMORE STRATEGIC OPPORTUNITIES FUND (“GOF”)
                                20

 SUPPLEMENT #2:
21

 LIST OF OPEN END MUTUAL FUNDS ADVISED OR SUB-ADVISED BY GPAM OR

AFFILIATES
21

  ii

CODE OF ETHICS & INSIDER TRADING POLICY

I.	OBJECTIVES OF THE CODE

A.	Adoption of Code of Ethics by Guggenheim Partners Asset Management, LLC

Guggenheim Partners Asset Management, LLC (“GPAM” or the “Adviser”) acts as a fiduciary and, as such, is entrusted to act in the best interests of all clients. The Adviser provides services which are primarily focused on fixed income and equity management strategies. The services are provided in both separate accounts and in pooled investment vehicles. As used herein, “client” shall refer to both individual clients (e.g., high net worth individuals, families or entities) and pooled investment vehicles managed by the Adviser, Accordingly, GPAM has adopted this Code of Ethics (“the Code”) in order to monitor that employees uphold their fiduciary obligations and place the interests of clients before their own.

B.	Regulatory Requirement

The Investment Company Act of 1940, as amended, requires each registered investment company (i.e., the Funds), as well as its investment adviser, to adopt a code of ethics. In addition, the Investment Advisers Act of 1940, as amended (collectively hereinafter referred to as the “Acts”), requires each investment adviser (i.e., GPAM) to adopt a code of ethics. Both Acts also require that records be kept relating to the administration of the Code of Ethics. This Code of Ethics shall be read and interpreted in a manner consistent with these Acts and their related rules. GPAM’s CCO retains the authority to make interpretative decisions in his or her discretion.

C.	Compliance with Applicable Law

All persons associated with GPAM are obligated to understand and comply with their obligations under applicable law. Among other things, laws and regulations make clear that it is illegal to defraud clients in any manner, mislead clients by affirmative statement or by omitting a material fact that should be disclosed, or to engage in any manipulative conduct with respect to clients or the trading of securities.

D.	Confidential Information

Certain persons associated with GPAM may be in a position to know about client identities, investment objectives, funding levels, and future plans as well as information about the transactions that GPAM executes on their behalf and the securities holdings in their accounts. All this information is considered confidential and must not be shared unless otherwise permitted.

E.	Avoiding Conflicts of Interest

No person associated with GPAM may take advantage of the knowledge or position to place his/her interests ahead of GPAM clients. Different obligations may apply to different persons under this Code of Ethics, but this duty includes an obligation not to improperly trade in personal investment accounts, as well as an obligation to maintain objectivity and independence in making decisions that impact the management of client assets. GPAM employees must disclose all material facts, concerning any potential conflict of interest that may arise, to the GPAM Chief Compliance Officer (“CCO”) 1, as appropriate.

F.	Upholding the Spirit of the Code of Ethics

The Code of Ethics sets forth principles and standards of conduct, but it does not and cannot cover every possible scenario or circumstance. Each person is expected to act in accordance with the spirit of the Code and their fiduciary duty. Technical compliance with the Code is not sufficient if a particular action would violate the spirit of the Code.

II.	WHO IS SUBJECT TO THE CODE?

While the spirit and objectives of the Code of Ethics are generally the same for each person covered by the Code of Ethics, different specific requirements may apply to different categories of people. You must understand what category or categories apply to you in order to understand which requirements to which you are subject.

A.	GPAM Employees, Officers and Directors

As a condition of employment, all GPAM employees, officers and directors (generally referred to as “GPAM employees”) must read, understand and agree to comply with the Code of Ethics. You have an obligation to seek guidance or take any other appropriate steps to make sure you understand your obligations under the Code of Ethics. On an annual basis, you are required to certify that you have read and understand the Code of Ethics and agree to comply.

The following categories or sub-categories of persons covered under the Code of Ethics have been designed to meet all necessary rule requirements under the Advisers Act:

1.	“Supervised Person” includes any:

a)	Director, officer, manager, principal and partner of the Adviser (or other persons occupying a similar status or performing similar functions);

b)	Employee of the Adviser; and

c)	Other person who provides advice on behalf of the Adviser or is subject to the Adviser’s supervision and control.

2.	“Access Person” means any Supervised Person who:

a)
Has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client account the Adviser or its affiliates manage or any fund which is advised or sub-advised by the Adviser (or certain affiliates, where applicable);

1    Note: Any reference herein to the CCO shall mean the CCO or any other person designated by the CCO, including any member of the Guggenheim Partners, LLC Legal & Compliance Department, to undertake such role or responsibility.

b)	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic;

c)	In connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities on behalf of a client;

d)	Obtains information concerning recommendations made regarding the purchase or sale of securities on behalf of a client;

e)	Otherwise exercises Investment Control (defined below) over client accounts; or

f)	Is a director, officer or partner of the Adviser.

3.
Temporary Employees: The CCO shall determine on a case-by-case basis whether a temporary employee (e.g., consultant or intern) should be considered a Supervised Person, Access Person or neither. Such determination shall be made based upon on an application of the criteria provided above.

4.
Access Persons with Investment Control: This category includes all accounts over which an Access Person exercises Investment Control. Investment Control shall mean the direct or indirect power to exercise controlling influence over investment decisions. This includes any arrangement where the Access Person serves as an agent, executor, trustee or in another similar capacity.

III.	WHO ADMINISTERS THE CODE?

A.  GPAM Chief Compliance Officer (“CCO”)

1.
Responsibilities: The GPAM CCO is responsible for administering the Code of Ethics under the auspices of Guggenheim Partners’ Legal & Compliance Department (the “Legal & Compliance Department”) and GPAM’s senior management.

2.	Reporting of Violations: If a Supervised Person becomes aware of a violation of this Code of Ethics or a violation of applicable law, they have an obligation to report the matter promptly to the CCO.

3.
Review of Violations: The CCO will review all violations of the Code of Ethics and oversee any appropriate investigation and subsequent response with respect to GPAM. As the designee of senior management, the CCO shall have the right to make final and binding interpretations of the Code and may grant, using her discretion, exceptions to certain of the above restrictions.

(a) No employee, who in good faith reports a violation of this Code, shall suffer harassment, retaliation or adverse employment consequences.

(b) An employee who retaliates against someone who has reported a violation in good faith is subject to disciplinary action. Alternatively, the Adviser will treat any malicious or knowingly false report of a violation to be a serious offence and may discipline the employee making such a report.

4.
Review of CCO’s Compliance with Code of Ethics: A member of senior management of the Adviser or any other person designated (e.g., a member of the Legal & Compliance Department), who may or may not be an employee of the Adviser, is responsible for reviewing the CCO's personal trading reports required under the Code of Ethics. If the CCO is in violation of the Code of Ethics, senior management will impose the appropriate sanction(s).

5.
Sanctions: For violations of this Code of Ethics, sanctions may be imposed as deemed appropriate by the CCO and as applicable in coordination with senior management, including, among other things, sale of an open position and disgorgement of profits realized from a prohibited transaction under the Code of Ethics, a letter of censure or suspension or termination of the employment of the employee. A pattern of violations that individually do not violate the law, but which taken together demonstrate a lack of respect for the Code of Ethics, may result in disciplinary action, including termination of employment.

6.
Employee Cooperation: Employees are encouraged to share questions, concerns, suggestions or complaints with management of the Adviser, the CCO or other members of the Legal & Compliance Department. Reports of violations or suspected violations will be kept confidential to the extent possible, but consistent with the need to conduct an adequate investigation.

B.	Financial Tracking Technology, LLC (“FTT”)

1.	Use of FTT: GPAM has implemented an automated system, FTT, to manage Code of Ethics reporting obligations. All Supervised Persons and Access Persons are required to use the system.

(a) All required Code of Ethics reporting requirements are to be completed through FTT (including personal security transactions covered by the Code of Ethics, disciplinary disclosures, outside business affiliations, private transactions, board memberships, and gifts and entertainment reporting).

(b) At the time of hire, the CCO shall provide all Supervised and Access Persons with login information and instructions for using FTT.

IV.  FIDUCIARY DUTY TO CLIENTS

A.	Comply with Applicable Law

A variety of securities laws, including those described in this Code of Ethics, apply to the operation of GPAM. All Supervised Persons have a responsibility to understand their obligations under these laws and to comply with the requirements. Supervised Persons have an obligation to seek assistance from the CCO if they are unsure of what their obligations are under the Code.

B.	Fiduciary Duty – Avoiding Conflicts and Safeguarding Information

As a fiduciary for GPAM clients, including the funds GPAM manages, Supervised Persons have an obligation to act in clients’ best interests. Supervised Persons must scrupulously avoid serving their personal interests ahead of the interest of clients. That includes making sure that client interests come first and avoiding any potential or actual conflicts of interest. That fiduciary duty extends to all aspects of the business. Conflicts and potential conflicts can arise in a variety of situations. Supervised Persons may have information regarding clients, their investment strategies, strategic plans, assets, holdings, transactions, personnel matters and other information. This information may not be communicated in any manner to benefit the Supervised Persons or other persons. This obligation extends to avoiding potential conflicts between client accounts as well. The client’s interests may not be favored over the interests of another.

C.	Compliance with the Code of Ethics

A current copy of this Code of Ethics is always posted under Outlook/Public Folders/All Public Folders/Compliance/Guggenheim Partners Asset Management and on FTT. On an annual basis, Supervised Persons are required to acknowledge that they have received, reviewed, understand and agree to comply with the Code of Ethics.

D.	Personal Interests

As a general matter, Supervised Persons may not improperly take personal advantage of their knowledge of recent, pending or intended securities activities for clients. In addition, Supervised Persons may not improperly take advantage of their position to personally gain at the expense of the interests of GPAM, clients, or the Funds.

E.	Maintaining the Best Interests of Clients

The provisions of this Code of Ethics address some of the ways in which Supervised Persons are expected to uphold the fiduciary duty to clients and the Funds. It is not an exhaustive list.

F.	Confidentiality

Unless otherwise permitted, information regarding clients or their accounts may not be shared with persons outside of GPAM, such as vendors, family members, or market participants. In particular, information regarding the trading intentions of clients or GPAM on behalf of its clients may not be shared. Please see the Adviser’s current Compliance Manual for further guidance on safeguarding information and confidentiality.

G.	Gifts and Entertainment

1.
Supervised Persons may be offered or may receive gifts and entertainment such as hosted dinners or other events from persons that are personally in a position to do or potentially to do business with GPAM such as clients, consultants, vendors or other business contacts (generally know as “business contacts”). To monitor that Supervised Persons are not beholden to a business contact and that their judgment remains objective, Supervised Persons may only accept appropriate and reasonable gifts and entertainment of a de minimis value as provided in GPAM’s Gifts and

Entertainment Policy, which is included in GPAM’s current Compliance Manual and no cash or cash equivalents (i.e. gift cards) may be accepted.

2.
Supervised Persons may not personally give gifts to business contacts that exceed a de minimis value as provided in GPAM’s Gifts and Entertainment Policy. Any gifts or entertainment provided to business contacts should be done on behalf of GPAM with proper authorization.

3.	Supervised Persons may not solicit gifts or entertainment or anything of value from a business contact.

4.	The acceptance and providing of gifts and entertainment shall also be subject to GPAM’s policies and procedures as applicable.

5.
Supervised Persons are required to report gifts and entertainment, received and given, on a quarterly basis via FTT. Reporting of gifts of an insignificant amount in value such as pens, baseball caps, or t-shirts does not require reporting. Nor do food gifts that are sent to or shared with multiple employees.

H.	Outside Affiliations

1.
Any Supervised Person who is employed by, accepts any remuneration from, or performs any services for any person or entity, including serving as a director of a public or private company, trustee or general partner of a partnership, other than the Adviser or any affiliate of the Adviser (or in these capacities, i.e. director or partner, in a non-profit corporation.), must complete the Pre-Clearance Questionnaire posted on FTT.

2.
The CCO may require specific information to verify no conflict of interest exists between the outside affiliation and the GPAM’s activities and the Supervised Person’s role at GPAM. If authorized to engage in the outside affiliation or business activity, appropriate safeguards and procedures may be implemented to prevent potential conflicts of interest.

3.
In no event should any Supervised Person have any outside employment that might cause embarrassment to, or jeopardize the interests of the Adviser, interfere with its operations, or adversely affect his or her productivity or that of other employees.

I.	Political Contributions

1.
Neither GPAM nor any Supervised Person is allowed to make political contributions that intentionally or unintentionally have the perceived effect of influencing whether a government entity, official or candidate hires or retains GPAM or its affiliates as investment advisers or invests or maintains an investment in any fund advised or sub-advised by GPAM or a GPAM affiliate.

2.	Supervised Persons are prohibited from contributing to a candidate’s campaign in a state for which GPAM manages state or local governments’ funds.

3.	Please see the Compliance Manual and Guggenheim Capital, LLC’s Code of Conduct for further guidance on political contributions.

J.	Personal Trading

1.
A potential conflict exists between the interests of clients and personal investment activities of Supervised Persons and particularly Access Persons. This conflict may take shape in a variety of ways, including the particular trades executed and the volume of trading done in personal accounts.

2.
Supervised Persons may not engage in an excessive volume of trading in personal accounts. High volumes of personal trading, as determined by the CCO and or senior management, may raise concerns that Supervised and Access Persons energies and interests are not aligned with client interests.

3.	At all times, Supervised Persons have an obligation to refrain from personal trading to manipulate the prices of securities and trading on material, non-public information.

4.
Given the potential conflict that exists among client transactions, holdings and intentions and Supervised Persons personal trading activity, the Code of Ethics contains more detailed requirements to permit the monitoring of personal trading activity. The remaining sections of the Code of Ethics provide guidance on the requirements that must be followed in connection with personal trading activity.

V.    REPORTING OF PERSONAL TRADING

A.	Personal Investment Accounts
Information regarding Access Persons personal investment accounts as required under this Code of Ethics must be provided to GPAM’s CCO. Reporting obligations take effect at the inception of the Access Person’s involvement with GPAM, and continue on a quarterly and annual basis. As with other provisions of the Code of Ethics, Access Persons are expected to understand and comply with the obligations that apply to them.

In order to monitor potential conflicts of interest and compliance with the Code, Access Persons must identify investment accounts and provide information on particular securities transactions in those accounts.

B.	Electronic Personal Trading Reporting System

GPAM has implemented an electronic personal trading reporting system supported by FTT. All quarterly personal securities transaction reporting and annual holdings reporting will be completed electronically. In order for duplicate brokerage statements to be sent directly to FTT or for electronic feeds to be established, Access Persons may need to provide appropriate authorization to their broker.

C.	Which Investment Accounts Do Access Persons Need to Report?

1.	Report any of the following investment accounts:

(a)
The Access Person has Beneficial Ownership which is an investment account with a broker-dealer or bank in which the Access Person has a direct or indirect interest, including, but is not limited to, individual accounts or that they share jointly with another person. This includes, but is not limited to individual accounts, joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Access Persons must also report any Individual Retirement Account (“IRA”) held with a broker-dealer or bank.

(b)
Any investment account with a broker-dealer or bank over which the Access Person has investment decision-making authority (including accounts that the Access Person is named on, such as being a guardian, executor or trustee, as well as accounts that Access Person is not named on such as an account owned by another person but for which the Access Person has been granted trading authority).

(c)
Any investment account with a broker-dealer or bank established by partnership, corporation, or other entity in which the Access Person has a direct or indirect interest through any formal or informal understanding or agreement.

(d)	Any college savings account in which the Access Person holds securities issued under Section 529 of the Internal Revenue Code and in which the Access Person has a direct or indirect interest.

(e)	Any other account that the CCO deems appropriate in light of the Access Person’s interest or involvement.
(f)
Any account in which the Access Person’s immediate family is the owner. Access Persons are presumed to have investment decision-making authority for, and therefore must report, any investment account of a member of their immediate family if they live in the same household as them. (Immediate family includes, but is not limited to, a spouse, child, grandchild, stepchild, parent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother or sister-in-law). Access Persons may rebut this presumption if they are able to provide GPAM with satisfactory assurances that they have no material interest in the account and exercise no control over investment decisions made regarding the account. Access Persons should consult with the CCO for guidance regarding this process.

2.	Independently managed third party account reporting:

(a)	Accounts over which the Access Person retains no Investment Control and that are managed by an independent third-party must be reported but are not subject to the trading restrictions of the Code, if:

(i)	A copy of the discretionary account management agreement is provided to the CCO promptly upon establishment of the account;

(ii)	The CCO finds no exceptions after his/her review of the discretionary account management agreement; and

(iii)	The CCO is provided with an attestation from the Access Person’s discretionary money manager that such Access Person has no ability to exercise investment control or to place unsolicited trades with such manager unless, in the view of the CCO, the discretionary account management agreement (described in (i.) above) contains language to such effect.

D.	Required Initial, Quarterly and Annual Reports

1.	Initial: What information is required when you initially become subject to GPAM’s Code of Ethics?

(a)	Access Persons must report all of their investment accounts. (See Section V.C. above for more detail for which accounts must be reported.)

(b)	The report must either include copies of statements or the name of the broker, dealer or bank, title on the account, security names, and the number of shares and principal amount of all holdings.

(i)
If the Access Person’s brokerage firm provides automatic feeds to FTT, GPAM will obtain account information electronically, after the Access Person has completed the appropriate authorizations as required by the brokerage firm.

(ii)
If the brokerage firm does not provide automatic feeds to FTT, the CCO will arrange with the broker to send duplicate confirmations and statements directly to FTT, but the Access Person’s assistance may be required.

(c)
All required account information must be reported within 10 calendar days from the date of hire or the date on which the Access Person becomes a GPAM employee and the information must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person.

(d)	Supervised Persons report any Outside Business Activities, in addition to completing a disciplinary history form.

(e)	Supervised Persons must complete a form certifying receipt of this Code of Ethics.

2.	Quarterly Transaction Reports: What information is required on a quarterly basis?

(a)	Access Persons must review FTT’s report of all transactions in Covered Securities, in which they have a direct or indirect beneficial interest, within 30 days after quarter end.

(i)	What are “Covered Securities”? “Covered Securities” are securities as defined by the Acts are any financial instrument related to a security, including:

1.	Stock;

2.	Note;

3.	Treasury stock;

4.	Security future;

5.	Bond;

6.	Debenture;

7.	Evidence of indebtedness;

8.	Future;

9.	Investment contract;

10.	Voting trust certificate;

11.	Certificate of deposit for a security;

12.	Option on any security or on any group or index of securities (e.g., put, call or straddle);

13.	Exchange traded fund (ETF);

14.	Limited partnership;

15.	Certificate of interest or participation in any profit-sharing agreement;

16.	Collateral-RIC certificate;

17.	Fractional undivided interest in oil, gas or other mineral right;

18.	Pre-organizational certificate or subscription;

19.	Transferable shares;

20.	Foreign unit trust (i.e., UCIT) and foreign mutual fund;

21.	Private investment fund, hedge fund, and investment club;

22.	Unit investment trusts (UIT’s);

23.	Any open-end mutual funds managed, advised or sub-advised by GPAM or an affiliate; and

24.	Any other instrument that is considered a “security” under the various securities laws.

(ii)
The term “Covered Securities” does not include obligations of the US government, bank loans, banker’s acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments such as repurchase agreements, shares issued by unit investment trusts that are invested exclusively in one or more open end funds, none of which are reportable funds, or open-end mutual funds which GPAM or an affiliate doesn’t manage, advise or sub-advise.

(b)
From time to time, FTT may not receive all duplicate statements from brokers or may not receive them on a timely basis. In those cases, Access Persons will be notified by the CCO and must provide copies of the statements to the CCO who will forward the information to FTT.

(c)	Access Persons who do not maintain investment accounts or did not execute transactions in “Covered Securities,” will be required to confirm that there was no investment activity on FTT.

(d)	Supervised Persons must report all gifts and entertainment from clients and business contacts received or given during the quarter.

3.	Annual Holdings Reports: What information is required on an annual basis?

(a)
Access Persons must provide a list of all Covered Securities in which they or their Immediate Family2 have a direct or indirect interest, including those not held in an account at a broker-dealer or bank. The list must include the title, number of shares and principal amount of each covered security. Access Persons must report the account number, account name and financial institution for each investment account with a broker-dealer or bank for which they are required to report.

(b)	On an annual basis Access Persons must confirm that all accounts and holdings are reported in FTT.

(c)	The information in the annual report must be as of December 31.

(d)
Supervised Persons must also certify annually that they have complied with the requirements of this Code of Ethics and that they have disclosed all transactions and holdings required to be disclosed pursuant to the requirements of this Code.

E.	New Investment Accounts

Upon opening a reportable account or obtaining an interest in an account that requires reporting (as discussed in Section V.C.1), the account must be reported within 30 calendar days after the end of the quarter. The account must be reported to the CCO via FTT along with the title of the account, the name of the financial institution for the account, the date the account was established (or the date on which interest or authority that requires the account to be reported was gained) and the date reported.

If the brokerage firm does not provide automatic feeds to FTT, the CCO will arrange with the brokerage firm to send duplicate confirmations and statements directly to FTT, assistance may be required.

VI.  PRE-CLEARANCE FOR PERSONAL TRADING

Before executing a personal trade, the trade may need to be pre-cleared to verify that there is no conflict with GPAM’s current activities on behalf of its clients. All trades must be pre-cleared through FTT except as provided below.

A.	What Trades Must Be Pre-Cleared?

2
All accounts of Immediate Family members of an Access Person, including any relative by blood or marriage, living in the employee’s household or who are financial dependents of the employee are subject to this Code of Ethics (adult children in a separate household are not covered under the Code). Immediate Family members may include any of the employee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and shall include adoptive relationships.

1.
Covered Securities: Unless excluded below, you must pre-clear trades in Covered Securities. Pre-clearance serves to verify the trade does not conflict with any securities included on GPAM’s restricted list.

2.
Shares in any Affiliated Investment Company: Pre-clearance is required for purchases or sale of shares of closed-end funds advised or sub-advised by GPAM. This includes pre-clearance for such purchases or sales in an Immediate Family member’s account.

3.
Private Placement Securities: Any trades in private placement securities (i.e., any offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to section 4(2) or 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933, as amended) must be precleared. For example, private investment partnerships or private real estate holding partnerships would be subject to pre-clearance.

4.
Initial Public Offerings: Trade in IPO’s must be pre-cleared. After obtaining pre-approval from the CCO, participation is limited to the scope permitted for “Restricted Persons” under NASD Conduct Rule 5130.

5.
529 College Savings Plans: Any transaction in units of a college savings plan established under Section 529 of the Internal Revenue Code where the underlying investments are open-end funds advised or sub-advised by GPAM.

B.	What Trades are Not Required to be Pre-Cleared?

1.
Government Securities: Trades in any direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements are not required to be pre-cleared.

2.	Money Market Funds: Trades in any investment company or fund that is a money market fund are not required to be pre-cleared.

3.	Open-End Mutual Funds: Trades in open-end mutual funds that are not advised or sub-advised by GPAM are not required to be pre-cleared.

4.
No Knowledge: Securities transactions where no knowledge of the transaction exists before it is completed. For example, a transaction effected by a Trustee of a blind trust or discretionary trades involving an investment partnership or investment club, when the Access Person is neither consulted nor advised of the trade before it is executed are not required to be pre-cleared.

5.
Certain Corporate Actions: Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, exercise of rights or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities is not required to be pre-cleared.

6.
529 College Savings Plans: Any transaction in units of a college savings plan established under Section 529 of the Internal Revenue Code, unless the underlying investment includes open-end funds advised or sub-advised by GPAM.

7.	Miscellaneous: Any transaction in any other securities as the GPAM CCO may designate on the grounds that the risk of abuse is minimal or non-existent.

C.	How Does Pre-Clearance Process Work?

1.	Understand the Pre-Clearance Requirements: Review Sections VI.A and VI.B to determine if the security requires pre-clearance.

2.	Pre-Clearance Request Form: Log on to FTT, complete the online pre-clearance form, and electronically submit request.

3.
Approval or Denial: Approval of the proposed trade may automatically be generated so long as the trade is not currently listed on applicable restricted lists or does not require additional review or authorization by the CCO or senior management.

VII. TRADING RESTRICTIONS

In addition to reporting and pre-clearance obligations, the Code also includes restrictions regarding the manner in which Covered Securities may be traded and held in any reportable investment accounts. (Section V of this Code of Ethics describes which accounts must be reported.)

A.	For All Trading

1.	Market Manipulation: Securities transactions may not be executed with the intent to raise, lower, or maintain the price of any security or to falsely create the appearance of trading activity.

2.
Trading on Inside Information: Transactions (buy’s or sell’s) of any security cannot be made if in possession of material non-public information about the security or the issuer of the security. (Please also refer to GPAM’s Policy on Insider Trading.)

3.
Regardless of whether a transaction is specifically prohibited in this Code of Ethics, no person subject to this Code of Ethics may engage in any personal securities transactions that (i) impact their ability to carry out their assigned duties or (ii) increase the possibility of an actual or apparent conflict of interest.

B.	Excessive Trading in Reportable Accounts

Access Persons may not engage in excessive personal trading, as may be set forth by GPAM’s CCO, Senior Management, or as stated in GPAM policies from time to time.

C.	Holding Periods for Certain Mutual Funds, Investment Companies

Holding periods apply for any funds advised or sub-advised by GPAM. Lists of applicable funds and a summary of Fund specific personal trading policies is included as Supplement 1.

1.	For Access Persons:

(a)	After purchase in an account of a fund advised or sub-advised by GPAM, Access Persons must hold that security in that account for at least 60 days from the date of purchase.

(b)
Note that this limitation also applies to any purchase or sales in an Access Person’s individual retirement account, 401(k), deferred compensation plan, or any similar retirement plan or investment account for their or their immediate family.

VIII.   ANNUAL REVIEW

The CCO will review the adequacy of the policies and procedures contained in this Code of Ethics and the effectiveness of its implementation on an annual basis. This review will consider any changes in the business activity of GPAM and any changes to the Advisers Act or applicable regulations that might suggest a need to revise the policies and procedures contained herein. In addition, the CCO will consider the need for interim reviews in response to significant compliance events, changes in business arrangements or regulatory developments.

IX.      RETENTION OF RECORDS

This Code of Ethics, as updated from time to time, acknowledgements of receipt of a copy of this Code of Ethics by each Supervised Person, a list of all persons required to make reports hereunder from time to time, a copy of each report made by an Access Person hereunder, each memorandum made by the Legal & Compliance Department hereunder and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Adviser as required under the Advisers Act for a period of not less than 5 years.

The CCO will use her best efforts to assure that all requests for pre- clearance, all personal Securities transaction reports and all reports of Securities holdings are treated "Personal and Confidential." However, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within the Adviser and its affiliates as are necessary to evaluate compliance with, or sanctions under, this Code of Ethics.

Policy Statement on Insider Trading
for

GUGGENHEIM PARTNERS ASSET
MANAGEMENT, LLC

January 1, 2010

INSIDER TRADING POLICY

(A)	Policy Statement on Insider Trading

Section 204A of the Investment Advisers Act of 1940, as amended, requires the Adviser to establish, maintain, and enforce written procedures reasonably designed to prevent the wrongful use of “inside” information (as defined below).

Guggenheim Partners Asset Management, LLC (“Guggenheim” or “GPAM”) shall prohibit any Employee from trading, either personally or on behalf of others, or recommending securities, while in possession of material, non-public information in violation of applicable laws and regulations. This unlawful conduct is frequently referred to as "insider trading."

Guggenheim’s policy extends to external activities and outside duties related to Employees’ association with the Adviser. Any questions regarding the Adviser’s insider trading policy and procedures should be referred to the CCO.

Adherence to this Insider Trading Policy and Procedures is a basic condition of employment or association with the Adviser. Failure to comply with these policies and procedures is ground for disciplinary action, including discharge, of such employee.

(B)	In General – Inside Information

“Inside” Information. “Inside” information is material, nonpublic information. The courts and regulatory authorities have broadly construed what constitutes “inside” information. Generally speaking, information is “material” if it has “market significance” in the sense that it is likely to influence reasonable investors, including reasonable speculative investors, in determining whether to trade the securities to which the information relates. For example, information is likely to be “material” if it relates to significant changes affecting such matters as dividends; earnings estimates; write downs of assets or additions to reserves for bad debts or contingent liabilities; the expansion or curtailment of operations; proposals or agreements involving a merger, acquisition, divestiture or leveraged buy-out; new products or discoveries; major litigation; liquidity problems; extraordinary management developments; public offerings; changes of debt ratings; issuer tender offers; and recapitalizations. Given the potentially severe consequences to GPAM and its personnel of a wrong decision, any person who is uncertain as to whether any information he or she possesses is “inside” information must contact the CCO for guidance, rather than solely relying on his or her own judgment or interpretation.

Federal and state securities laws make it unlawful for any person to trade or recommend trading in securities on the basis of material and nonpublic, or “inside,” information. Guggenheim’s policy requires stringent avoidance of the misuse of inside information.

The misuse of material, nonpublic or “inside” information constitutes fraud; a term broadly defined under the securities laws.

Fraudulent misuse of “inside” information includes purchasing or selling securities on the basis of such information for the account of the firm, an employee, a client, or anyone else. Fraudulent misuse also includes “tipping” such information to anyone, or using it as a basis for recommending, by way of a research report or otherwise, the purchase or sale of a security.

Persons guilty of fraudulently misusing “inside” information are subject to civil and criminal penalties (including imprisonment), SEC administrative actions, and dismissal by an Adviser.

(C)	Prohibiting Misuse of Inside Information

Those in possession of “inside” information must preserve the confidentiality of such information and abstain from trading until the inside information is disclosed and made public. It is fundamental policy of GPAM that:

•
No Adviser employee, while in possession of inside information relevant to a security, shall purchase or sell, or recommend or direct the purchase or sale of, such security for the account of the Adviser, an employee, a client, or anyone else.

•
No employee shall use inside information to purchase or sell securities for his or her own account, any account in which he or she has a direct or indirect beneficial interest (including accounts for family members), or any other account over which the employee has discretionary authority or a power of attorney.

No employee shall disclose “inside” information to any person outside the firm without the authorization of the CCO or senior management.

•
Any employee who, in the course of his or her employment, obtains “inside” information that is later disclosed to the general public must allow sufficient time to elapse for the investing public to assimilate and evaluate the information before taking any action for his or her personal account on the basis of the disclosed facts.

(D)	General Guidelines

To maintain that material, non-public information is not misused, it is imperative that the flow of such information be limited so that only those people within GPAM with a “need to know” are given such information.

Routine communications between departments which are not transaction or issuer specific, such as general observations about industries and issuers within those industries, and which would not affect a person’s investment decision about a specific security, are not prohibited. If you have any question as to whether information is routine, however, please contact the CCO.

(E)	Maintenance of Restricted List

The Restricted List is a list of issuers in which an Adviser’s employees are restricted from trading. Issuers may be added to the Restricted List in the event that the Adviser or certain of its employees have actual possession of material non-public information about a company or transaction. Securities will be added to the list in the following circumstances:

•	Where there is a concentration of ownership in a security and the Adviser’s clients already own a substantial portion of the publicly held outstanding shares; or

•	When an Adviser comes into possession of material, non-public information about a public company, such as business plans, earnings projections, or merger and acquisition plans.

On a regular basis, the CCO will consult with members of the Portfolio Construction Group to determine whether an issuer should be added or removed from the restricted list as necessary.

In the event an employee of the Adviser determines that a security should be added to the Restricted List, such employee will notify the CCO. If after consultation with the employee, the CCO determines that the issuer should be added; the CCO will update the Restricted List and take appropriate action as it pertains to restricting the security for trading in client accounts managed by Guggenheim.

Securities will be removed from the Restricted List when the transaction, event or situation that caused the security to be placed on the list has been completed, is finished or no longer exists.

The Adviser will maintain all records relating to the Restricted List. A written record must be kept indicating the date a security was added to or deleted from the Restricted List.

In the event the Adviser, or its employees, is not in possession of material non-public information, then the Adviser will not be required to maintain a Restricted List.

(F)	Review of Trading

The CCO will review, at least quarterly, the trading activity of the Adviser’s Access Persons. A record of such review will be maintained by the CCO.

(G)	Investigations

The CCO will investigate questionable, anomalous, or suspicious trades, whether discovered through scheduled reviews of exception reports or any other way. The scope and extent of any particular inquiry will be determined by the nature of the trade in question. The relevant employee or client may be contacted by the CCO for an explanation as to the trade in question. An investigation record will be kept by the CCO. The record will contain, at a minimum, the following:

(i)	The name of the security;
(ii)	The date the investigation commenced;
(iii)	An identification of the accounts involved; and
(iv)	A summary of the disposition of the investigation.

(H)	Procedures for GPAM’s Policy Against Insider Trading

The following procedures have been established to aid the employees of GPAM in avoiding insider trading, and to aid GPAM in preventing, detecting, and imposing sanctions against insider trading. Each employee of the Adviser must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. If you have any questions about these procedures you should consult with the CCO.

1.           Identifying “Inside” Information

Before trading for yourself, or others, in the securities of a company about which you may have potential “inside” information, ask yourself the following questions:

Is the information material? Is this something an investor would consider important in making his or her investment decision? Will the market price of the securities be substantially affected if the information was generally disclosed?

Is the information nonpublic? To whom has it been provided? Has it been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have any questions as to whether the information is material and nonpublic, you should take the following steps.

(i)	Do not purchase or sell the securities on behalf of yourself or others;

(ii)	Report the matter immediately to the CCO: and

(iii)	Do not communicate the information inside or outside an Adviser, other than to the CCO.

After the CCO has reviewed the issue, you either will be instructed to continue the prohibitions against trading and communications, or you will be allowed to trade or communicate the information.

2.           Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including associates, except as referred to above. In addition, take care that such information is secure by sealing files and restricting access to computer files containing nonpublic information.

3.           Resolving Issues Concerning Insider Trading

If doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

GUGGENHEIM PARTNERS ASSET MANAGEMENT, LLC (“GPAM”)

CODE OF ETHICS

SUPPLEMENT #1:

TRANSACTING IN THE GUGGENHEIM/CLAYMORE STRATEGIC
OPPORTUNITIES FUND (“GOF”)

With respect to transactions in GOF, the below requirements are in addition to, or supplement, the requirements of the GPAM Code of Ethics (“Code”).

1.
Pre-Approval – Access Persons are required to obtain prior written approval through Financial Tracking (“FTT”) before undertaking any transaction (e.g., purchase or sale) in GOF. Pre-approval is in addition to, not a substitute, for other restrictions discussed below.

2.	Blackouts: Dividend – Access Persons are prohibited from trading in GOF seven (7) days before and seven (7) days after the initial dividend of GOF is declared (or any subsequent changes thereto).

3.	Blackouts: Fund Securities – Access Persons may not engage in personal transactions in securities to be traded in GOF seven (7) days before and seven (7) days after such transaction.

4.	Blackouts: Board Meetings – Access Person may not trade in GOF seven (7) days before and seven (7) days after a GOF board meeting.

5.	Holding Period – Access Persons are required to hold any purchase of GOF for sixty (60) calendar days.

6.	Re-investment of Dividends – Dividends that are automatically reinvested are not subject to the pre-approval requirement.

7.
Reporting of Transactions – Access Persons must notify the Claymore Advisors’ Legal Department Patty Villasenor ( pvillasenor@claymore.com) and Dolores Delgado (ddelgado@claymore.com) immediately, but in no event more than 24 hours, after any transaction in GOF. Such reporting is required for Claymore to make mandatory regulatory filings within the required time period.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Code.

SUPPLEMENT #2:

LIST OF OPEN END MUTUAL FUNDS ADVISED OR SUB-ADVISED BY GPAM OR
AFFILIATES

FUND	TICKER

American Beacon High Yield Bond Fund – Instl	AYBFX
American Beacon High Yield Bond Fund – Investor	AHYPX
CNI Charter High Yield Bond Fund – Class N	CHBAX
CNI Charter High Yield Bond Fund – Instl	CHYIX
Pinnacle American Core-Plus Bond Fund – Class: A, F, I (Canada)	----------
Principal Global Diversified Income Fund – Class A	PGBAX
Principal Global Diversified Income Fund – Class C	PGDCX
Principal Global Diversified Income Fund – Instl	PGDIX
Russell Short Duration Bond Fund – Class A	RSBTX
Russell Short Duration Bond Fund – Class C	RSBCX
Russell Short Duration Bond Fund – Class E	RSBEX
Russell Short Duration Bond Fund – Class S	RFBSX
Russell Short Duration Bond Fund – Class Y	RSBYX
Russell Strategic Bond Fund – Class A	RFDAX
Russell Strategic Bond Fund – Class C	RFCCX
Russell Strategic Bond Fund – Class E	RFCEX
Russell Strategic Bond Fund – Class S	RFCTX
Russell Strategic Bond Fund – Class Y	RFCYX
Russell Strategic Bond Fund – Instl	RFCSX
SEI Canada US High Yield Bond Fund	----------
SEI Global Master Fund PLC High Yield Fixed Income Fund	----------
SEI Institutional Investment Trust High Yield Bond Fund	SGYAX
SEI Institutional Managed High Yield Bond Fund – Class A	SHYAX

21